Exhibit 99.6

Exxon Properties Unaudited Summary Historical Consolidated Financial Data

The following table below shows unaudited summary historical consolidated financial data for the Exxon properties as of and for the year ended June 30, 2010 and as of and for the three months ended September 30, 2009 and 2010 and for the twelve months ended September 30, 2010.

All historical financial information for the Exxon properties is derived from operating reports and lease operation statements prepared by Exxon management and is unaudited. When we prepare and file with the SEC audited historical financial statements for the Exxon properties, these financial statements may differ from the unaudited financial data presented below and such differences may be material.

	Year Ended June 30,	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2010
	(Unaudited) (In thousands)
Revenues
Crude oil sales	$321,262	$81,940	$73,316	$312,639
Natural gas sales	84,037	18,731	21,179	86,484
Total Revenues	405,299	100,671	94,495	399,123
Costs and Expenses
Lease operating expense	100,938	26,404	23,346	97,881
Production taxes	1,173	301	250	1,121
Total Costs and Expenses	102,111	26,705	23,596	99,002
Excess of revenues over direct operating expenses	$303,188	$73,966	$70,899	$300,121

In connection with the Exxon acquisition, we expect to incur certain incremental expenses. In particular, we estimate that on an annual basis we will incur general and administrative expenses (net of amounts capitalized), insurance expenses, accretion of asset retirement obligations and expenses related to letters of credit of approximately $4.0 million, $10.0 million, $20.0 million and $1.1 million, respectively. These estimates are based on our current information about the Exxon properties, which we have obtained from the seller. The actual incremental expenses associated with the Exxon properties will differ, and such differences may be material. See “Risk Factors — Risks Associated with Acquisitions and Our Risk Management Program — Incremental expenses related to the Exxon properties are presented for illustrative purposes only and may not be may not be an indication of actual incremental expenses to be incurred following the closing of the Exxon acquisition. Actual incremental expenses will differ, and such differences may be material.”